Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Vari-L Company, Inc.:

We have audited the accompanying balance sheets of Vari-L Company, Inc. as of June 30, 2002 and 2001 and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vari-L Company, Inc. as of June 30, 2002 and 2001, and the results of its operations and cash flows for the years ended June 30, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedule II—Valuation and Qualifying Accounts as of and for the years ended June 30, 2002 and 2001 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    KPMG LLP

Denver, Colorado

August 23, 2002, except for notes 3, 13 and 14 as to which the date is October 7, 2002.

VARI-L COMPANY, INC.

BALANCE SHEETS

(in thousands of dollars, except share data)

	June 30, 2002	June 30, 2001
Assets
Current assets:
Cash and cash equivalents	$553	$2,013
Trade accounts receivable, less allowance for doubtful accounts of $132 and $279, respectively (note 3)	2,589	5,942
Inventories (notes 2 and 3)	2,491	3,640
Prepaid expenses and other current assets	617	645

Total current assets	6,250	12,240

Property and equipment (note 3):
Machinery and equipment	12,263	11,616
Furniture and fixtures	839	822
Leasehold improvements	1,509	1,500

	14,611	13,938
Less accumulated depreciation and amortization	8,211	6,362

Net property and equipment	6,400	7,576
Intangible and other assets, net of accumulated amortization	744	638

Total assets	$13,394	$20,454

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,392	$1,669
Accrued compensation	756	1,286
Other accrued expenses	492	428
Notes payable and current installments of long-term obligations (note 3)	1,611	1,764

Total current liabilities	4,251	5,147
Long-term obligations (note 3)	55	1,321
Other liabilities (note 8)	149	157

Total liabilities	4,455	6,625

Settlement obligation to issue 2,000,000 shares of common stock (note 13)	1,200	—
Stockholders’ equity (note 6):
Common stock, $.01 par value, 50,000,000 shares authorized; 7,179,832 and 7,107,161 shares issued and outstanding, respectively	72	71
Additional paid-in capital	36,945	36,829
Unamortized stock compensation cost	(31)	(79)
Accumulated deficit	(29,247)	(22,992)

Total stockholders’ equity	7,739	13,829

Commitments and contingencies (notes 3, 6, 7, 8 and 12)
Total liabilities and stockholders’ equity	$13,394	$20,454

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

	Year Ended June 30, 2002	Year Ended June 30, 2001
Net sales	$21,348	$41,377
Cost of goods sold	13,647	21,747

Gross profit	7,701	19,630

Operating expenses:
Selling	2,925	4,268
General and administrative	6,418	9,664
Research and development	2,669	4,021
Expenses relating to accounting restatements and related legal matters, net of recoveries(note 12)	1,805	2,387

Total operating expenses	13,817	20,340

Operating loss	(6,116)	(710)
Other income (expense):
Interest income	48	416
Interest expense	(199)	(1,062)
Other, net	12	(43)

Total other income (expense)	(139)	(689)

Net loss	$(6,255)	$(1,399)

Loss per share, basic and diluted	$(0.87)	$(0.20)

Weighted average shares outstanding, basic and diluted	7,152,342	7,083,866

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Year Ended June 30, 2002 and 2001

(in thousands of dollars, except share data)

	Common Stock		Additional Paid-in Capital	Unamortized Stock Compensation Cost	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance June 30, 2000	7,070,423	$71	$40,525	$(4,318)	$(21,593)	$14,685
Common stock issued under employee stock purchase plan	35,388	—	45	—	—	45
Common stock issued under stock award plan	1,350	—	11	—	—	11
Stock options forfeited	—	—	(219)	219	—	—
Amortization of stock compensation cost	—	—	—	487	—	487
Reversal of stock compensation due to reformation (note 5)	—	—	(3,533)	3,533	—	—
Net loss	—	—	—	—	(1,399)	(1,399)

Balance June 30, 2001	7,107,161	71	36,829	(79)	(22,992)	13,829
Common stock issued under employee stock purchase plan	76,011	1	123	—	—	124
Common stock issued under stock award plan	2,900	—	4	—	—	4
Common stock repurchased and retired	(6,240)	—	(7)	—	—	(7)
Stock options forfeited	—	—	(4)	4	—	—
Amortization of stock compensation cost	—	—	—	44	—	44
Net loss	—	—	—	—	(6,255)	(6,255)

Balance June 30, 2002	7,179,832	$72	$36,945	$(31)	$(29,247)	$7,739

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year Ended June 30, 2002	Year Ended June 30, 2001
Net loss	$(6,255)	$(1,399)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	2,095	1,756
Loss on disposal of assets	30	47
Common stock issued under profit sharing and stock award plans	4	11
Amortization of stock compensation	44	487
Settlement obligation to issue 2,000,000 shares of common stock	1,200	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	3,353	(61)
Inventories, net	1,149	3,795
Prepaid expenses and other current assets	28	(454)
Trade accounts payable	(277)	(2,513)
Accrued compensation	(530)	(214)
Other accrued expenses and liabilities	56	360

Total adjustments	7,152	3,214

Cash provided by operating activities	897	1,815

Cash flows from investing activities:
Purchases of property and equipment	(953)	(2,034)
Proceeds from sale of equipment	59	25
Increase (decrease) in other assets	(102)	27

Cash used in investing activities	(996)	(1,982)

Cash flows from financing activities:
Increase (decrease) in bank overdraft	—	(321)
Proceeds from notes payable	7,257	1,480
Payments of notes payable	(8,738)	(11,500)
Proceeds from long-term obligations	484	1,500
Payments of long-term obligations	(422)	(54)
Payment of debt issue costs	(59)	—
Proceeds from common stock issued under stock purchase plan	124	45
Common stock repurchased and retired	(7)	—

Cash used in financing activities	(1,361)	(8,850)

Decrease in cash and cash equivalents	(1,460)	(9,017)
Cash and cash equivalents at beginning of period	2,013	11,030

Cash and cash equivalents at end of period	$553	$2,013

Supplemental disclosure of cash flow information:
Cash paid for interest	$159	$1,217

Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2002 and June 30, 2001

(1)    Summary of Significant Accounting Policies

(a)  Description of Business

Vari-L Company, Inc. (the Company) was founded in 1953 and is a manufacturer of electronic components. The Company designs, manufactures, and markets radio frequency and microwave signal source and processing components and other electronic devices used in the communications industry. The Company operates as a single business segment, and its products are sold to original equipment manufacturers of communication equipment who market their products in both commercial and military markets in the United States and internationally. See note 14 for a discussion regarding liquidity and subsequent events.

(b)  Change in Fiscal Year End

The Company’s Board of Directors approved a change in the Company’s year end to June 30, effective in 2000.

(c)  Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Significant assumptions inherent in the preparation of the accompanying financial statements include, but are not limited to, revenue recognition and allowances for doubtful accounts, the provision for excess and obsolete inventories, and commitments and contingencies. Actual results could differ from those estimates.

(d)  Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

(e)  Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents.

(f)  Marketable Securities

Marketable securities, consisting of an investment in Stancorp Financial Group Common Stock, is classified as held for trading and is carried at a fair market value of $35,000 as of June 30, 2002. Unrealized gains and losses are reported as other income (expense) in the statements of operations. The balance sheet classification of the Company’s marketable securities is included in other current assets.

(g)  Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. A provision is recorded to reduce excess and obsolete inventories to their estimated net realizable value. The provision for excess and obsolete inventory included in cost of goods sold was $564,000 and $1,362,000 for the years ended June 30, 2002 and 2001, respectively.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(h)  Property and Equipment

Property and equipment are stated at cost. Plant and equipment under capital leases are recorded initially at the present value of the minimum lease payments. Depreciation and amortization of property and equipment is computed using the straight-line method over estimated useful lives of the respective assets, which range from 3 to 10 years.

Included in property and equipment are assets under capital leases of $165,000 at June 30, 2002 and 2001. Accumulated amortization of assets under capital leases was $137,000 and $85,000 at June 30, 2002 and 2001, respectively. Amortization of assets under capital leases is included in depreciation expense.

During the years ended June 30, 2002 and 2001, equipment was acquired under capital lease financing transactions in the amounts of $0 and $35,000, respectively.

(i)  Goodwill and Other Intangible Assets

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will instead be tested periodically for impairment. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment.

Goodwill of $112,000 resulting from the acquisition of certain assets of Asvan Technologies, LLC, is recorded at cost and is included in other assets. In accordance with SFAS No. 142, the Company does not amortize goodwill.

Intangible assets, consisting of patents and trademarks, are recorded at cost and are included in other assets. Intangible assets of $338,000 and $368,000, net of accumulated amortization of $141,000 and $109,000 at June 30, 2002 and 2001, respectively, are being amortized on a straight-line basis over an estimated useful life of 10 years.

The Company reviews goodwill and intangible assets for impairment at least annually. For the year ended June 30, 2002, the Company evaluated the recoverability of goodwill and intangible assets and recorded impairment charges of $30,000 related to patents no longer in use.

(j)  Stock Compensation Plans

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed award stock options. As such, compensation expense is recorded only if the current market price of the underlying common stock exceeds the exercise price of the option on the date of grant. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(k)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Deferred tax assets are reduced by a valuation allowance for the portion of such assets for which it is more likely than not the amount will not be realized. Deferred tax assets and liabilities are classified as current or noncurrent based on the classification of the underlying asset or liability giving rise to the temporary difference or the expected date of utilization of the carryforwards.

(l)  Earnings Per Share

The Company computes earnings (loss) per share in accordance with the requirements of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the disclosure of “basic” earnings per share and “diluted” earnings per share.

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding. The effect of potentially dilutive common shares represented by stock options outstanding (see note 6) was anti-dilutive for the years ended June 30, 2002 and 2001.

(m)  Research and Development and Advertising Costs

Research and development and advertising costs are expensed when incurred. Research and development expense for the years ended June 30, 2002 and 2001 totaled $2,669,000 and $4,286,000, respectively. This amount is comprised of product development expenses of $1,856,000 and $2,252,000, respectively, which are the design costs associated with customized products for customers and research expenses of $813,000 and $2,034,000, respectively, which are costs associated with the development of new product lines. Advertising costs were $220,000 and $230,000 for the years ended June 30, 2002 and 2001, respectively.

(n)  Long-Lived Assets

The Company reviews long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(o)  Revenue Recognition

Revenues are recognized at the time of shipment. Provisions are made for sales discounts and allowances at the time product sales are recognized.

(p)  Product Warranties and Returns

Product warranties and returns are provided for in the period the products are sold. The Company provides a one-year warranty on most of its products. As the majority of its products are built to customer specifications, the Company generally does not accept product returns. Historically, warranty expense and product returns have been insignificant.

(2)    Inventories

Inventories, net of allowances for excess and obsolete items, consist of the following:

	June 30, 2002	June 30, 2001
	(in thousands of dollars)
Finished goods	$658	$463
Work-in-process	394	623
Raw materials	1,439	2,554

	$2,491	$3,640

(3)    Notes Payable and Long-term Obligations

Notes payable and long-term obligations consist of the following:

	June 30, 2002	June 30, 2001
	(in thousands of dollars)
Notes payable under Credit Facility (a):
Revolving loan	$—	$1,481
Term loan	1,498	1,500
Promissory notes (b)	139	21
Capital lease obligations (c)	29	83

	1,666	3,085
Less current installments	1,611	1,764

Long-term obligations	$55	$1,321

Future maturities of notes payable and long-term obligations as of June 30, 2002 are as follows (in thousands of dollars):

Year ending June 30:
2003	$1,611
2004	55
2005	—

$1,666

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(a)  Bank Credit Facilities

On June 28, 2001, the Company entered into a credit agreement with Wells Fargo Business Credit, Inc. (“Wells Fargo”) (“the Credit Facility”), consisting of, among other things, a revolving loan (“Revolving Loan”) and a term loan (“Term Loan”). During fiscal 2002, the Company was required to negotiate amendments to avoid potential default under the Credit Facility due to the continuing softness of demand for the Company’s products and within the wireless industry.

In late May 2002, the Company determined that it was not in compliance with the minimum tangible net worth of the loan agreement with Wells Fargo, which constitutes an event of default. In early July 2002, the Company received notice from Wells Fargo confirming that an event of default had occurred. Accordingly, the amounts outstanding as of June 30, 2002 have been classified as current. A default interest rate of 3% over the floating rate is currently being charged against amounts outstanding under the loan agreement. No other default remedies were sought by the lender.

On September 26, 2002, the Company entered into a forbearance agreement with Wells Fargo that is in effect until November 15, 2002. The forbearance agreement allows the Company to borrow amounts on the Revolving Loan up to the lesser of the amount available under a borrowing base formula or $2,500,000. The Credit facility is secured by substantially all of the Company’s accounts receivable, inventories, intellectual property and equipment. The forbearance agreement also imposes certain financial covenants along with limitations on capital expenditures and investments, and restricts certain payments and distributions.

The Company is required to pay an unused credit line fee of 0.25% per annum on the average daily unused amount. The unused line fee is payable monthly in arrears. Additionally, the Company is required to pay a minimum interest charge on the Credit Facility of $30,000 per calendar quarter.

At June 30, 2002, the interest rates on the Revolving Loan and the Term Loan were 8.75% and 10.25%, respectively. The Company had additional borrowing availability of $1.8 million under the Revolving Loan.

Debt issuance costs are being amortized using the straight-line method over the term of the Revolving Loan. Amortization expense of $23,000 and $0 related to issuance costs for the Credit Facility has been recorded for the years ended June 30, 2002 and 2001, respectively.

As explained in note 14, on October 7, 2002, the Company entered into a loan agreement with Sirenza Microdevices, Inc. (“Sirenza”). The loan agreement provides for a $5.3 million secured bridge loan (the “Loan Facility”). The Loan Facility is secured by substantially all of the Company’s assets, matures on September 25, 2003 and has an annual interest rate of 25.0%. Proceeds from the Loan Facility will be used to pay amounts outstanding to Wells Fargo and to fund the Company’s operations over the next twelve months.

(b)  Promissory Notes

The Company has a two year promissory note payable to Asvan Technologies, LLC., a related party, in the amount of $175,000 secured by a letter of credit. The note matures on January 30, 2004 and has principal and interest payable in equal monthly installments of $7,300 at an annual rate of 10%.

(c)  Leases

The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next two years. The Company also has noncancelable operating leases primarily for

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

corporate office and manufacturing facilities. Rent expense was $802,000 and $835,000 for the years ended June 30, 2002 and 2001, respectively.

The Company currently leases a manufacturing facility under a long-term operating lease. Additionally, the Company leased a separate facility under a long-term operating lease that expired in July 2002. Both of these facilities were leased from our former Chief Scientific Officer and from a partnership in which he is a partner. As described in Note 13, the Company is currently engaged in litigation with the landlord of the facilities. The manufacturing facility lease expires in 2005 and contains options to extend the terms of the lease. Total rent expense associated with both of the leases was $133,000 and $169,000 for the years ended June 30, 2002 and 2001, respectively.

Future minimum capital lease payments and future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2002 are as follows:

	Capital Leases	Operating Leases
	(in thousands of dollars)
Year ending June 30,
2003	$27	$794
2004	4	624
2005	—	624
2006	—	537
2007	—	494
Thereafter	—	3,049

Total minimum lease payments	31	$6,122

Less amount representing interest	2

Present value of net minimum capital lease payments	29
Less current installments of obligations under capital leases	25

Obligations under capital leases, excluding current installments	$4

(4)    Acquisitions

On January 25, 2002, the Company acquired certain assets of Asvan Technologies, LLC (“Asvan”) for approximately $313,000. The purchase price included $100,000 in cash, a two year promissory note in the amount of $175,000 secured by a letter of credit and approximately $38,000 in direct costs of acquisition. The note has principal and interest payable in equal monthly installments of $7,300 at an annual rate of 10%. The fair value of assets acquired was approximately $201,000, resulting in goodwill of approximately $112,000. The goodwill is expected to be fully deductible for tax purposes.

(5)    Income Taxes

For the years ended June 30, 2002 and 2001, the Company recorded no provision for federal or state income taxes since a valuation allowance was provided for the income tax benefit of the net operating losses incurred during those periods.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

Income tax benefit attributable to net loss differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax loss as a result of the following:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
Income tax benefit at federal statutory tax rate	$(2,189)	$(490)
State income taxes, net of federal tax effect	(188)	(43)
Change in the beginning of year balance of the valuation for deferred tax assets allocated to income tax expense	(225)	—
Officers’ life insurance	46	53
Non-deductible meals and entertainment expenses	8	11
Other	—	5
Increase in valuation allowance for net deferred tax assets	2,548	464

Actual income tax expense (benefit)	$—	$—

Significant components of deferred tax balances were as follows:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
Deferred tax assets:
Allowance for doubtful accounts recognized for financial reporting purposes	$50	$106
Inventory reserve recognized for financial reporting purposes	959	923
Intangible assets, due to differences in amortization methods	21	16
Other accounts and reserves accrued for financial reporting purposes	435	412
Stock compensation expense recognized for financial reporting purposes	361	373
Accrual for shareholder lawsuit	551	—
Net operating loss carryforwards	13,010	11,067

	15,387	12,897
Less valuation allowance	(15,082)	(12,534)

Total deferred tax assets	$305	$363

Deferred tax liabilities:
Property and equipment, due to differences in depreciation methods	$(305)	$(363)

Total deferred tax liabilities	(305)	(363)

Net deferred tax assets (liabilities)	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon management’s projections of future taxable income and future taxable income generated from the reversal of deferred tax liabilities over the periods in which the deferred tax

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

assets are deductible, management does not believe that it is more likely than not that the Company will realize the benefits of these deductible differences. Accordingly, a valuation allowance equal to the balance of net deferred tax assets has been recognized as of June 30, 2002 and 2001. The increase in the valuation allowance for net deferred tax assets was $2,548,000 and $464,000 for the years ended June 30, 2002 and 2001, respectively.

The Company has net operating loss carryforwards for federal income tax purposes of approximately $34,228,000 at June 30, 2002, expiring through 2020. A portion of the net operating loss carryforwards relate to excess stock option deductions for tax purposes. The valuation allowance at June 30, 2002 includes approximately $361,000 attributable to excess stock option deductions. If realized, the benefit will be recorded as an increase in additional paid-in capital.

(6)    Stock Compensation Plans

The Company has three stock-based compensation plans. The Company applies the intrinsic value method in accounting for its stock compensation plans. For the years ended June 30, 2002 and 2001, the Company recognized employee stock compensation expense under these plans of $48,000 and $498,000, respectively. Had compensation cost been determined on the basis of fair value as computed using the assumptions herein, net loss and loss per share would have been increased to the following pro forma amounts:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
Net loss:
As Reported	$(6,255)	$(1,399)
Pro Forma	(8,470)	(3,871)
Loss Per Share:
As Reported	(0.87)	(0.20)
Pro Forma	(1.18)	(0.55)

(a)  Stock Option Plan

The Company has a stock option plan which provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights to officers, directors or employees of, as well as advisers and consultants to, the Company.

The Company has reserved 3,624,000 shares of its common stock for issuance upon exercise of options and rights granted under the plan. Typically, rights and options have been granted which vest over three to five years, become fully vested upon a change in control of the Company, and expire 10 years from the date of issuance. Certain options granted to former senior management were vested upon issuance or over a shorter vesting period. The exercise price was equal to the market value of the Company’s common stock on the grant date or the average of the market value over a stated period of time prior to the grant date.

For stock options granted at an exercise price less than the market value of the common stock at the date of grant, stock compensation cost is recorded based on the difference between the market value of the common stock at the date of grant and the exercise price of the option. For options that are vested on the date of grant, the related stock compensation cost is expensed immediately. Unamortized employee stock compensation cost is recorded as a separate component of stockholders’ equity and amortized to expense over the vesting period of the related options.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

The plan provides that each non-executive member of the Board of Directors receive options to purchase 500 shares of common stock for attending each meeting of the Board of Directors, a committee of the Board, or a meeting with management of the Company or other directors for Company business or affairs.

Following is a summary of stock option activity during the years ended June 30, 2002 and 2001:

	Number of Options	Weighted Average Exercise Price
Outstanding at June 30, 2000	1,327,585	10.84
Granted at market price	224,500	2.68
Exercised	—	—
Canceled	(32,535)	19.62

Outstanding at June 30, 2001	1,519,550	12.30
Granted at market price	848,700	1.92
Exercised	—	—
Canceled	(630,416)	16.87

Outstanding at June 30, 2002	1,737,834	5.58

Options exercisable at June 30, 2001	956,569	9.95

Options exercisable at June 30, 2002	764,653	8.43

Following is a summary of the status of stock options outstanding at June 30, 2002:

Exercise Price Range	Outstanding Options			Exercisable Options
	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$ 0.00– 3.45	998,150	9.0	$1.98	118,700	$2.05
3.46– 6.90	102,500	7.3	5.51	87,500	5.86
6.91–10.35	545,424	5.0	8.68	497,449	8.71
10.36–13.80	20,500	6.7	11.89	20,500	11.89
13.81–17.25	11,500	7.3	15.53	11,500	15.53
17.26–24.15	1,500	7.8	18.56	1,500	18.56
24.16–27.60	3,000	7.6	26.75	3,000	26.75
27.61–31.05	2,000	7.6	28.50	2,000	28.50
31.06–34.50	53,260	7.5	34.48	22,504	34.46

	1,737,834	7.5	$5.58	764,653	$8.43

Included in options outstanding as of June 30, 2002 are 265,000 options granted to the Company’s former Chief Scientific Officer. Of the 265,000 options outstanding, 250,000 options are exercisable at a weighted average exercise price of $8.59. As described in Note 13, the Company is currently engaged in litigation against this former officer.

In December 2000, the Company’s Compensation Committee reformed the terms of stock options to purchase 350,397 shares which had been granted by the Committee on December 27, 1999 to change the option

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

exercise price from a 60-day average price of $18.76 to $34.50, the market price of the Company’s common stock on the date of grant. After the reformation, the Company informed the holders of the affected options of the change. All of the option holders expressly acknowledged and accepted the change in the option exercise price. As a result of the change, the Company recorded an adjustment in December 2000 of $3,533,000 to reverse unamortized compensation cost relating to these options.

On April 25, 2002, the Company filed a Tender Offer (the “Offer”) with the Securities and Exchange Commission which offered employees the right to exchange all outstanding options to purchase shares of Company common stock with an exercise price equal to $34.50 per share for replacement options to be granted no earlier than six months and one day from the expiration of the Offer at an exercise price equal to no less than the fair market value of the common stock on that date. Under the terms and subject to the conditions set forth in the Offer, 180,579 options were surrendered by eligible employees and cancelled on May 23, 2002. The Company will issue replacement options to purchase an aggregate of up to 180,579 shares of common stock in exchange for the options surrendered pursuant to the Offer on or around November 24, 2002.

Compensation cost for the SFAS 123 pro forma amounts disclosed above was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended June 30, 2002		Year Ended June 30, 2001
Expected life of options from date of grant	5.9	years	6.3	years
Risk-free interest rate	3.4%		5.7%
Volatility	145.0%		212.0%
Assumed dividend yield	0.0%		0.0%

The weighted average fair value of options granted at market price during the years ended June 30, 2002 and 2001 was $1.79 and $2.66, respectively. No options were granted at less than or greater than market for the years ended June 30, 2002 and 2001.

(b)  Employee Stock Purchase Plan

In 1995, the Company adopted an employee stock purchase plan. Eligible employees may designate up to ten percent of their earnings, through payroll deductions, to purchase shares of the Company’s common stock. The purchase price is equal to 85 percent of the fair market value of the common stock on specified dates. A total of 800,000 common shares have been reserved for issuance under the plan, and the maximum number of shares to be issued in any annual period is 200,000. The plan is considered non-compensatory under APB No. 25, and therefore no expense was reported in the Company’s statements of operations.

The plan is considered compensatory under SFAS No. 123, and therefore, compensation cost for the SFAS No. 123 pro forma amounts disclosed above was estimated using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended June 30, 2002		Year Ended June 30, 2001
Expected life of options from date of grant	1.0	years	1.0	years
Risk-free interest rate	3.4%		5.7%
Volatility	145.0%		212.0%
Assumed dividend yield	0.0%		0.120%

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

The weighted-average fair value of stock purchase rights granted during the year ended June 30, 2002 and 2001 was $1.64 and $1.11, respectively.

(c)  Stock Award Plan

In 1996, the Company adopted a stock award plan under which shares of common stock can be awarded to the Company’s officers, directors, employees, consultants, and advisors. The Company reserved 100,000 shares of its common stock for issuance under the stock award plan. Stock compensation cost is recognized based on the market value of the common stock on the date of the award. For the years ended June 30, 2002 and 2001, there have been no shares of common stock issued to officers, employees, consultants or advisors.

The plan includes a provision for automatic awards of 50 shares per month to non-management members of the Company’s Board of Directors who serve on the Company’s audit or compensation committees. During the years ended June 30, 2002 and 2001, 2,900 and 1,350 shares with a fair market value of $4,000 and $11,000, respectively were issued under this provision of the plan.

(7)    Profit Sharing and Retirement Plans

During 1990, the Company adopted a qualified profit sharing plan for its employees. Annual contributions to the plan, which may be in the form of cash or shares of the Company’s common stock, are determined by the Board of Directors in its sole discretion. During the years ended June 30, 2002 and 2001, the Company made no contributions to the Plan.

Effective December 31, 2001, the Company’s Board of Directors terminated the Vari-L Company, Inc. Profit Sharing Plan and Trust (the “Plan”). Under termination of the Plan, participants became fully vested in their accounts. The assets of the Plan, which were primarily comprised of shares of the Company’s common stock, were distributed on March 15, 2002.

During 1998, the Company adopted a 401(k) plan to which employees may contribute up to 15 percent of their pay. The Company may make discretionary matching contributions to the plan. No matching contributions were made during the years ended June 30, 2002 and 2001.

(8)    Employment Agreements

Effective June 1, 1997, the Company entered into four-year employment agreements with two officers which provide for minimum annual base salaries during the officers’ employment with the Company, and severance pay in the event of termination. In the case of involuntary termination by the Company, severance payments are equal to the greater of the officer’s annual base salary multiplied by the remaining term of the agreement or 2.99 times the officer’s average annual compensation over the last five years. In the case of voluntary termination or retirement, the officer will be entitled to (i) one-half of his annual base salary as severance pay, (ii) be engaged as a consultant for a period of up to five years for which he is paid a fee equal to 50 percent of his annual base salary upon termination of employment, and (iii) an annual retirement benefit equal to 25 percent of his annual base salary payable during the period he provides consulting services to the Company. All unvested stock awards and options and stock appreciation rights previously granted to the officers will fully vest in the event of a change of control of the Company or an involuntary termination. In addition, the officers have agreed they will not compete against the Company for a period of one year after termination or expiration of their respective employment agreements, or the period covered by any consulting arrangement or retirement benefit, whichever is greater.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

Effective August 1, 2000, one of the officers entered into a Termination and Consulting Agreement, the terms of which supersede his employment agreement. Under the agreement, the Company agreed to engage the officer as a consultant for the period August 1, 2000 through July 31, 2001. As a consultant he was to receive compensation of $195,000 along with certain other benefits. Due to his failure to submit certain documentation for travel expenses in which amounts were advanced, the Audit Committee suspended payment of the consulting fees in October 2000.

In early March 2002, both former officers were informed of the Company’s intent to terminate certain employment and termination and consulting agreements. As a result, neither is currently being paid compensation under the agreements. As described in Note 13, on March 19, 2002, the Company filed a lawsuit against these officers. In the lawsuit, the Company seeks to rescind the employment and consulting agreements between the Company and these officers, and to rescind certain stock option grants made to them, on the basis that such agreements were entered into, and such option grants were made, based upon mistaken or misrepresented information regarding the Company’s true financial performance.

Effective as of August 1, 2002, the Company is a party to employment agreements with nine other officers which provide for employment terms of one year automatically renewable for an additional year without any further action on the part of the Company or the employee unless terminated under certain clauses within the employment agreement. The agreements provide for severance pay based on their annual salary for periods ranging from six months to one year in the event of involuntary termination. In the event of voluntary termination, severance pay is equal to one month’s salary for every year of service completed up to a maximum of three month’s salary.

(9)    Related Party Transactions

As described in notes 3 and 13, the Company leases one of its manufacturing facilities from a partnership in which the Company’s former Chief Scientific Officer is a partner. The Company is currently engaged in litigation with the landlord of the facility.

The Company has a two year promissory note payable to Asvan Technology, LLC, in which one of the shareholders is an employee of the Company.

The Company is contingently liable for guarantees of indebtedness owed by former senior officers of the Company to a former officer. The maximum amount of this contingent liability at June 30, 2002 was approximately $94,000.

(10)    Financial Instruments

At June 30, 2002 and 2001, the Company had $0 and $610,000 respectively, invested in a U.S. government securities money market fund. The money market fund invests in United States government securities and is not otherwise federally insured.

Disclosures of fair value information about certain financial instruments is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amounts of the Company’s notes payable and long-term obligations at June 30, 2002 and 2001 approximate their fair values since the instruments carry a variable rate of interest or a rate that approximates current rates.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(11)    Significant Customers

The Company’s products are sold to original equipment manufacturers of communications equipment, either in commercial or military markets. The following table shows the percentage of total revenues contributed by significant customers for the periods presented. A significant customer is defined as one contributing 10% or more of total revenues:

	Year Ended June 30, 2002	Year Ended June 30, 2001
Nokia	17.49%	14.6%
Motorola	16.71%	12.7%
ACAL Electronics (includes Siemens)	12.99%	25.0%

The following table shows the accounts receivable balance of the three most significant customers for the periods presented:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
Nokia	$546	$225
Motorola	255	1,060
ACAL Electronics (includes Siemens)	564	1,803

The Company performs credit evaluations of its customers but generally does not require collateral. Receivables due from foreign customers are generally insured by a private indemnity company; otherwise, letters of credit are required of foreign customers.

The Company produces and sells electronic components in four product lines. Net sales for each of the product lines for the years ended June 30, 2002 and 2001 were as follows:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
Commercial Signal Source Components	$15,615	$34,898
Hi-Rel Signal Source Components	3,651	2,809
Military Signal Processing Components	1,848	1,318
Other Products	234	2,352

Net Sales	$21,348	$41,377

The Company attributes sales to customers based on the country to which the products are shipped. Net sales by country are as follows:

	Year Ended June 30, 2002	Year Ended June 30, 2001
	(in thousands of dollars)
United States	$8,985	$15,596
China	3,800	1,532
Finland	2,995	4,110
England	1,349	5,393
Sweden	1,321	1,527
Germany	1,147	4,731
Italy	462	4,788
Canada	109	1,540
Other	1,180	2,160

Net Sales	$21,348	$41,377

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

(12)    Expenses of Accounting Restatements and Related Matters

As discussed in note 13, in early 2000, management of the Company commenced efforts to restate its previously issued financial statements after being notified by the Securities and Exchange Commission (the Commission) that the Commission was investigating its accounting and reporting practices. Certain costs incurred in conjunction with these efforts have been separately classified on the Company’s statements of operations as “expenses relating to accounting restatements and related legal matters, net of recoveries.” Expenses included in this classification include the cost of external counsel for services provided in connection with shareholder lawsuits, the Commission’s investigation of the Company, legal fees and expenses of the Special Litigation Committee of the Board of Directors, the cost of certain consultants and temporary labor hired to assist in the accounting restatements, and reimbursements to former employees of the Company for their legal fees and expenses. The accounting restatements were completed in February 2001, however, the Company continues to incur costs related to shareholder litigation and legal fees and expenses of the Special Litigation Committee.

Included in these expenses for the year ended June 30, 2002 is $1.45 million representing the approximate cost to settle the Private Securities Class Action as discussed in note 13.

(13)    Litigation, Commitments and Contingencies

Securities and Exchange Commission Investigation

In December 1999, the Company learned that the SEC was conducting an investigation to determine whether there were violations of the federal securities laws by the Company or any of its officers, directors, or employees. The Commission’s investigation was focused primarily on the Company’s prior financial reporting and its accounting practices and procedures. In September 2001, the Company agreed to a settlement with the Securities and Exchange Commission under which the Company, without admitting or denying that it violated any laws, consented to the entry of an injunction prohibiting future violations by the Company of certain periodic reporting, record keeping, internal controls, proxy solicitation and antifraud provisions of the Securities Exchange Act of 1934. On November 9, 2001, the Company’s settlement with the Securities and Exchange Commission was approved by the United States District Court for the District of Colorado.

Private Securities Class Action

A number of private shareholder class actions alleging violations of federal securities laws were filed against the Company and certain of its former officers in the United States District Court for the District of Colorado beginning in June 2000. Those actions have since been consolidated and an amended consolidated complaint has been filed by the class representatives. On November 21, 2001, the Company filed a motion to dismiss all claims against the Company in the consolidated private securities class action, Rasner v. Vari-L Company, Inc., Civ. No. 00-S-1181, D. Colo. The Company’s motion argues that the amended consolidated complaint alleges wrongdoing by former corporate employees in furtherance of their personal interests, as opposed to corporate interests, which does not state a claim for securities fraud against the Company. The class action representatives have filed their response to the Company’s motion to dismiss and the Company has filed a reply to that response but the court has not yet ruled on the motion.

On October 3, 2002, the Company and the class action representatives reached an agreement in principle for the settlement of the litigation and executed a memorandum of understanding (the “MOU”), subject to court approval. The MOU outlines the general terms of the proposed settlement and is intended to be used as a basis

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

for drafting a Stipulation of Settlement. The MOU requires the Company to pay $250,000 in cash and issue 2.0 million shares of the Company’s common stock. The number of shares issuable pursuant to the MOU is subject to certain anti dilution adjustments in the event the Company sells its common stock or securities convertible into its common stock below certain threshold prices. The Company has calculated the value of shares to be issued based upon the closing price of the Company’s common stock on the date in which all substantive aspects with respect to the MOU were agreed upon. At June 30, 2002, the Company recorded $1.45 million representing the approximate cost to settle this litigation. This amount has been included in expenses of accounting restatements and related matters in the statements of operations.

The Company is also required to transfer its claims against Joseph H. Kiser, David G. Sherman, Jon C. Clark and Derek L. Bailey to the plaintiffs. However, the Company will retain the claims from the lawsuit filed in the District Court for the City and County of Denver as a result of the Special Litigation Committee investigation, against David G. Sherman, Joseph H. Kiser, Joan Sherman, the Kathryn Sherman Trust and J.C. Enterprises. The Company will also assign to the Plaintiffs any right it might have to proceeds or other damages from the Directors and Officers insurance policies with Reliance Insurance Company and Agricultural Excess and Surplus Insurance Company. There can be no assurance that the court will accept our proposal. Moreover, irrespective of the outcome with respect to the Company, the individual defendants may assert claims against the Company for advancement or indemnification of their attorneys fees and other costs of defense, which claims may be material.

Shareholder Derivative Suit

On August 4, 2000, a shareholder derivative action was filed, purportedly on behalf of the Company, in District Court, City and County of Denver against the same officers named in the class action as well as the members of the Company’s board of directors at the time. The Company was also named as a nominal defendant. The derivative complaint alleged many of the same facts as in the federal securities class action, claiming that those facts demonstrate that the individual defendants breached their fiduciary duties to the Company and the shareholders. The action was dismissed without prejudice in April 2001 but an amended complaint was filed by the same plaintiff in September 2001.

On October 9, 2001, the Company filed a motion to dismiss the amended shareholder derivative action, on various grounds, including the failure to make the required demands, the failure to commence a new action rather than trying to revive the previously dismissed case, and the availability of new management and a new independent Board member to evaluate the merits, and the timing, of any claims which could be brought by the Company against the individual defendants. Substantially all of the individually named defendants subsequently joined in the Company’s motion.

On April 4, 2002, the court granted the plaintiff’s motion for a stay of the shareholders derivative action against certain of the Company’s former officers and directors pending the results of the investigation by the Company’s Special Litigation Committee of the claims raised in that action. On June 28, 2002, the Company filed a motion to dismiss or in the alternative a motion for summary judgment based on the findings of the Special Litigation Committee, which recommended dismissal of the action without prejudice. On August 21, 2002, the court granted the Company’s motion and dismissed the amended action without prejudice.

Insurance Claims

Reliance Insurance Company (“Reliance”) is the issuer of the $5 million primary directors and officers’ liability insurance policy in effect for the period of time covered by the securities class action and the derivative

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

action. In January 2002, the Reliance liquidator notified claimants concerning the procedures by which insureds and other claimants may file claims against the Reliance estate. The Company intends to file a claim against the Reliance estate, however all rights under the claim will be assigned to the plaintiffs pursuant to the MOU.

Declaratory Judgment Action by Excess Insurer

On June 5, 2001, Agricultural Excess and Surplus Insurance Company (“AESIC”), which had issued to the Company a $2.5 million excess directors and officers liability insurance policy for the period of time covered by the shareholder and class action litigation referenced above, filed suit in United States District Court for the District of Colorado asking the court to find that it is not obligated to provide coverage, or in the alternative, seeking permission to rescind its policy.

A settlement conference was held in February 2002 before the U.S. Magistrate assigned to this declaratory judgment action brought by the Company’s excess liability directors and officers liability insurance carrier. Representatives of the excess insurer, the Company, the individual defendants in the securities class action, and the plaintiffs in the securities class action attended the conference. While meaningful discussions were held at that conference, no settlement was reached and no further settlement conference has been scheduled.

Company Action against Former Officers

On December 5, 2001, the Company formed a Special Litigation Committee (the “SLC”) of the Board of Directors. The SLC is comprised of two outside directors who joined the Company’s Board subsequent to the time of certain alleged wrongdoings as discussed below.

On December 20, 2001, the SLC retained independent counsel to advise the Committee in its investigation of the allegations of wrongdoing during prior periods by former employees, as well as current and former members of the Company’s Board of Directors. Additionally, the SLC suspended the advancement of certain legal fees and expenses being paid on behalf of former officers of the Company.

On March 19, 2002, the Company filed a lawsuit in the District Court, City and County of Denver, against Mr. David Sherman, Mr. Joseph Kiser, individuals, and J.C. Enterprises, a Colorado general partnership. Mr. Sherman is the former president of the Company and Mr. Kiser is the former Chairman of the Company’s Board of Directors and Chief Scientific Officer. Additionally, Mr. Kiser is the General Partner of J.C. Enterprises. On April 2, 2002, the Company filed an Amended Complaint and Jury Demand. On May 17, 2002, the Company filed a Second Amended Complaint and Jury Demand and added Ms. Joan Sherman, an individual, and the Kathryn Sherman Trust, a Colorado trust, as defendants. In its lawsuit, the Company seeks to rescind certain employment and consulting agreements between the Company and Messrs. Kiser and Sherman, and to rescind certain stock and stock option grants made to them, on the basis that such agreements were entered into, and such stock option grants were made, based upon mistaken or misrepresented information regarding the Company’s true financial performance. The Company also seeks to recover the compensation and bonuses paid to them as a result of such mistaken or misrepresented information. In addition, the Company seeks to recover excessive rent it paid pursuant to a lease agreement between the Company and J.C. Enterprises in reliance on misrepresented information provided by Messrs. Kiser and Sherman. The Company added Ms. Sherman and the Kathryn Sherman Trust to this action because they may possess assets from Mr. Sherman that Vari-L is entitled to recover.

On April 30, 2002, Mr. Kiser filed a motion to dismiss the lawsuit in its entirety. On June 13, 2002, the motion to dismiss was denied.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

On May 30, 2002, David Sherman filed a counter-claim against the Company alleging that the Company breached its obligation to him by suspending payment of consulting fees under the Termination and Consulting Agreement. On July 8, 2002, Joseph Kiser filed counter-claims against the Company, Charles R. Bland, Richard P. Dutkiewicz, Gil J. Van Lunsen and David M. Risley. Mr. Bland is our President and Chief Executive Officer. Mr. Dutkiewicz is our Vice President of Finance and Chief Financial Officer. Messrs. Risley and Van Lunsen are on our Board of Directors and are members of the SLC. The counter-claim alleges claims for: (i) violation of the Colorado Wage Act against all counter-claim defendants; (ii) breach of contract relating to Mr. Kiser’s employment agreement with the Company against the Company only; (iii) breach of contract relating to the Company’s promise to fulfill the obligations of Mr. Kiser’s employment agreement against the Company only; (iv) breach of contract relating to the indemnification agreements with the Company against the Company only; (v) promissory estoppel relating to Mr. Kiser’s retirement from the Company against the Company only; (vi) intentional interference with Mr. Kiser’s employment agreement with the Company against Mr. Bland only; and (vii) negligent misrepresentation relating to Mr. Kiser’s plans for retirement against Mr. Bland only.

A trial date of February 24, 2003 has been set and the parties are about to commence discovery.

Mr. Kiser’s employment contract requires him to perform any directive of the Company’s Board of Directors. Subsequent to March 19, 2002, Mr. Kiser has not performed any services for the Company. The Company believes that its claim to rescind Mr. Kiser’s employment contract based upon mistaken or misrepresented information regarding the Company’s true financial performance is based upon a valid principle of law. Since March 19, 2002, the Company has suspended all payments required by Mr. Kiser’s employment contract. The Company has recorded approximately $203,000 of liabilities representing the present value of post-employment health care obligations and a one time separation bonus to be paid to Mr. Kiser upon termination of contract payments.

In the event that Mr. Kiser prevails in requiring us to comply with the terms of the employment contract, we could be obligated to total future payments of approximately $1,400,000 payable over ten years. If we are successful in our claims against Mr. Kiser, we could be awarded as much as $5,600,000 plus attorneys’ fees. Additionally, we would reverse all previously recorded liabilities associated with this matter.

If Mr. Kiser prevails on his breach of contract action related to the indemnification agreements he had with the Company, the Company could be liable for attorney fees and costs incurred in the various actions as well as for future covered attorney’s fees, the present amount of which is unknown.

Under Mr. Sherman’s termination and consulting agreement, the Company agreed to engage Mr. Sherman as a consultant for the period August 1, 2000 through July 31, 2001. As a consultant he was to receive compensation of $195,000 as consulting fees along with certain other benefits. Due to his failure to submit certain documentation for travel expenses in which amounts were advanced, the Audit Committee suspended payment of the consulting fees in October 2000 and elected to terminate the agreement due to misappropriation of funds. During the quarter ended December 31, 2002, the Company recognized a $145,000 benefit from an insurance recovery for Mr. Sherman’s undocumented travel advances. If Mr. Sherman prevails on his breach of contract action, the Company could be liable for amounts under his termination and consulting agreement, attorney fees and costs incurred in the various actions as well as for future covered attorney’s fees, the present amount of which is unknown.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

Patent Litigation

On August 8, 2002, Anaren Microwave, Inc. (“Anaren”) sued the Company for infringement of U.S. Patent No. 4,821,007. The Company has not been served with the complaint. The Company has been advised that a license may be available under the patent, and the Company and its counsel are investigating Anaren’s allegations.

Financial Impact of Litigation

All of these legal actions have the potential of a possible loss to the Company. The Company Action against Former Officers is a potential gain contingency for the Company. At this time, we are unable to reasonably estimate the possible future cost or net loss or gain, if any, associated with certain of these matters. Accordingly, we have not recorded any loss or gain contingencies associated with certain of these matters as of June 30, 2002. It is reasonably possible that such amounts could be material to our financial condition, results of operations or liquidity.

(14)    Subsequent Event—Sirenza Loan Facility

The continuing weakness in the wireless telecommunications industry has caused the Company’s customers to continually revise their estimates of demand for products downward. These downward adjustments have required the Company to provide revised financial projections to Wells Fargo as described in note 3. In early May 2002, the Company determined that additional equity capital or subordinated debt would be necessary to provide sufficient liquidity through this period of weakened sales. At that time, the Company commenced efforts to identify potential investors and solicit their interest in a financing transaction.

On October 7, 2002, the Company entered into a Loan Agreement with Sirenza Microdevices, Inc. (“Sirenza”) which provides for a $5.3 million senior secured bridge loan facility (the “Loan Facility”). As a condition to the Loan Facility, the Company entered into an Exclusivity and Right of First Refusal Agreement (the “Exclusivity Agreement”) with Sirenza to evaluate a potential acquisition of all or substantially all of the Company’s assets.

The Loan Facility is effective for the period October 7, 2002 to September 25, 2003, is secured by substantially all of our assets and has an annual interest rate of 25%. Additionally, the Loan Facility is subject to covenants that among other things impose limitations on capital expenditures and investments, restrict certain payments and distributions and require the Company to maintain certain financial ratios.

Under the terms of the Loan Facility, Sirenza has provided for funding in two tranches. The first tranche (“Tranche A “) consists of an initial term loan of $1.4 million to repay amounts outstanding under the Credit Facility at Wells Fargo. The second tranche (“Tranche B”) consists of additional term loans of up to $3.9 million which may be drawn down in accordance with an agreed schedule. The Company expects to use the proceeds from any advances under Tranche B to fund its working capital requirements.

In the event of a change of control or execution of a definitive acquisition agreement with any party other than Sirenza, amounts outstanding under the Loan Facility are due in full within five business days. Additionally, the Company must pay a prepayment fee in the amount of $1,000,000 (the “Prepayment Fee”). The Company may voluntarily prepay the Tranche A and Tranche B loan provided that in the event of a change of control or execution of a definitive acquisition agreement with any party other than Sirenza within 180 days of such prepayment, the Company must pay the Prepayment Fee.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

June 30, 2002 and June 30, 2001

Under the terms of the Loan Facility, at Sirenza’s option, the Tranche A loan is convertible into 19.9% of the Company’s Common Stock on a fully diluted basis at the following times: Five business days prior to the maturity date of the Tranche A loan, the date Sirenza receives written notice of the Company’s intent to prepay the Tranche A loan, the date of the commencement of a tender offer by a party other than Sirenza, or the date the Company executes a definitive acquisition agreement with another party. The shares of common stock issuable upon conversion of the Tranche A Note are subject to certain registration rights as set forth in the Resale Registration Rights Agreement between the parties. The Company has amended its Rights Agreement with American Securities Transfer, Inc. to make the rights thereunder inapplicable to certain transactions with Sirenza that are approved by the Company’s board of directors, including the conversion of the Tranche A Note.

The Company’s ability to draw down amounts under Tranche B is conditioned upon, among other things, the absence of an event of default and our representations and warranties being true and correct at the time of such draw down request. In the event the Company is unable to draw down amounts under Tranche B, the Company may be required to seek additional capital through other sources, which the Company’s ability is limited by the terms of the Exclusivity Agreement described below. There can be no assurance that the Company would be able to procure adequate funds in such an event. If such funds are not available, the Company may be forced to curtail or suspend its operations.

Pursuant to the terms of the Exclusivity Agreement, the Company has agreed, subject to certain exceptions, not to solicit acquisition proposals from other parties or otherwise negotiate with such parties with respect to an acquisition proposal. Such exclusivity period terminates upon the earlier of March 31, 2003 or the occurrence of certain other events. Under the Exclusivity Agreement the Company has granted Sirenza a right of first refusal in the event that the Company receives any future offer to acquire it or substantially all of its assets. Such right of first refusal terminates upon the earlier of: the date that Sirenza advises the Company in writing that they are terminating all negotiations with the Company regarding a transaction or that they are no longer interested in pursuing a transaction with the Company, such time as the Loan Facility has terminated and no loans remain outstanding thereunder, or such time as they default on their obligations to make loans to the Company pursuant to the Loan Facility.

(15)    Fourth Quarter Transactions

During the quarter ended June 30, 2002, the Company sold inventories with a net book value of approximately $250,000 for $75,000. As a result, the Company recorded a charge to cost of goods sold for $175,000. Additionally, due to the continuing decline in the industry and weak demand of the commercial signal source products, the Company offered certain of their preferred customers’ price decreases which resulted in a $152,000 decrement in gross margin for the quarter ended June 30, 2002.

As discussed in notes 12 and 13, the Company recorded $1.45 million representing the approximate cost to settle the Private Securities Class Action during the quarter ended June 30, 2002. This amount has been included in expenses of accounting restatements and related matters in the statements of operations.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

(16)    Quarterly Financial Information (Unaudited)

The following is a summary of the unaudited quarterly financial information:

	Quarters Ended
	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002
	(in thousands of dollars, except per share amounts)
Net sales	$5,676	$5,607	$5,163	$4,902
Gross profit	2,146	2,322	1,928	1,305
Operating loss	(1,079)	(493)	(1,160)	(3,384)
Net loss	(1,120)	(528)	(1,211)	(3,396)
Basic and diluted loss per share	(0.16)	(0.07)	(0.17)	(0.47)

	Quarters Ended
	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001
	(in thousands of dollars, except per share amounts)
Net sales	$11,495	$10,894	$10,000	$8,988
Gross profit	5,357	5,189	5,561	3,523
Operating income (loss)	(50)	220	215	(1,095)
Net income (loss)	(201)	(10)	43	(1,231)
Basic and diluted earnings (loss) per share	(0.03)	*	0.01	(0.17)

*	Loss per share is less than $.01.

(17)    Events Subsequent to the Date of Independent Auditor’s Report (Unaudited)

Based upon the Company’s operating results for the three month period ended December 31, 2002, the Company is in default of the Net Operating Loss covenant of the Loan Agreement with Sirenza Microdevices, Inc. (“Sirenza”). That covenant requires that the Company’s cumulative net operating loss not exceed a specified amount in any rolling three-month period; the maximum permitted operating loss for the three month period ended December 31, 2002 was $1,585,000. During the three month period ended December 31, 2002, the Company’s net operating loss for such period was approximately $1,656,000. For the three month period ended February 28, 2003, the Company also defaulted on its three-month rolling Cash Used in Operations covenant. Under the terms of the Loan Agreement, the default interest rate of 30% went into effect on January 1, 2003. Furthermore, Sirenza has the right to declare all amounts due on the loan immediately due and payable. If Sirenza were to elect to declare the loan due and payable in full, the Company would most likely be required to file for bankruptcy protection and would be unable to consummate the asset sale to Sirenza contemplated by the Asset Purchase Agreement dated December 2, 2002. Filing for bankruptcy protection could have a material adverse effect on the Company’s relationships with its customers, suppliers and employees. At this time Sirenza has not taken any action to accelerate the loan, but has reserved the right to do so. In the event that the asset sale does not close, even if the Loan Facility remains available, the Company may not have sufficient borrowing capacity to meet its obligations through June 30, 2003.

VARI-L COMPANY, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands of dollars)

Description	Balance at Beginning of Period	Addition(a)	Deduction(b)	Balance at End of Period
Year Ended June 30, 2002:
Allowance for doubtful accounts	$279	$104	$(251)	$132
Allowance for excess and obsolete inventories	2,423	564	(465)	2,522
Reserve for product warranties and returns	31	10	(21)	20

Total	$2,733	$678	$(737)	$2,674

Year Ended June 30, 2001:
Allowance for doubtful accounts	$175	$155	$(51)	$279
Allowance for excess and obsolete inventories	2,659	1,362	(1,598)	2,423
Reserve for product warranties and returns	42	12	(23)	31

Total	$2,876	$1,529	$(1,672)	$2,733

Notes:

(a)	Amounts charged to costs and expenses.
(b)	Bad debt write-offs and charges to reserves.

See accompanying auditor’s report.

VARI-L COMPANY, INC.

BALANCE SHEET

(in thousands of dollars)

December 31, 2002
(unaudited)
Assets
Current assets:
Cash and cash equivalents	$138
Trade accounts receivable, less allowance for doubtful accounts of $55	2,192
Inventories	2,432
Prepaid expenses and other current assets	269

Total current assets	5,031

Property and equipment:
Machinery and equipment	12,116
Furniture and fixtures	833
Leasehold improvements	1,504

14,453
Less accumulated depreciation and amortization	8,979

Net property and equipment	5,474
Intangible and other assets, net of accumulated amortization	410

Total assets	$10,915

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,738
Accrued compensation	585
Other accrued expenses	1,180
Notes payable and current installments of long-term obligations	3,505

Total current liabilities	7,008
Long-term obligations	—
Other liabilities	27

Total liabilities	7,035

Settlement obligation to issue 2,000,000 shares of common stock	1,200
Stockholders’ equity
Common stock, $.01 par value, 50,000,000 shares authorized; 7,164,792 shares issued and outstanding	72
Additional paid-in capital	36,941
Unamortized stock compensation cost	(14)
Accumulated deficit	(34,319)

Total stockholders’ equity	2,680

Commitments and contingencies
Total liabilities and stockholders’ equity	$10,915

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

	Six Months Ended December 31, 2002	Six Months Ended December 31, 2001
	(unaudited)	(unaudited)
Net sales	$8,291	$11,283
Cost of goods sold	6,128	6,750

Gross profit	2,163	4,533

Operating expenses:
Selling	1,360	1,282
General and administrative	2,973	3,380
Research and development	1,568	1,308
Expenses related to workforce reduction and the proposed transaction with Sirenza	876	101
Expenses relating to accounting restatements and related legal matters, net of recoveries	30	34

Total operating expenses	6,807	6,105

Operating loss	(4,644)	(1,572)
Other income (expense):
Interest income	9	29
Interest expense	(385)	(98)
Other, net	(52)	(7)

Total other income (expense)	(428)	(76)

Net loss	$(5,072)	$(1,648)

Loss per share, basic and diluted	$(0.70)	$(0.23)

Weighted average shares outstanding, basic and diluted	7,252,008	7,125,980

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Six Months Ended December 31, 2002 (unaudited)

(in thousands of dollars, except share data)

	Common Stock		Additional paid-in capital	Unamortized stock compensation cost	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance June 30, 2002	7,179,832	$72	$36,945	$(31)	$(29,247)	$7,739
Common stock issued under employee stock purchase plan	83,473	1	70	—	—	71
Common stock issued under stock award plan	1,800	*	—	1	—	1
Common stock surrendered and retired	(100,813)	(1)	(75)	—	—	(76)
Amortization of stock compensation cost	—	—	—	17	—	17
Common stock exercised under stock-option plan	500	—	*	—	—	0
Net loss	—	—	—	—	(5,072)	(5,072)

Balance December 31, 2002	7,164,792	$72	$36,941	$(14)	$(34,319)	$2,680

*	Amount is less than $1,000.00.

For the Six Months Ended December 31, 2001 (unaudited)

(in thousands of dollars, except share data)

	Common Stock		Additional paid-in capital	Unamortized stock compensation cost	Accumulated other comprehensive income	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance June 30, 2001	7,107,161	$71	$36,829	$(79)	$—	$(22,992)	$13,829
Common stock issued under employee stock purchase plan	20,412	—	48	—	—	—	48
Common stock issued under stock award plan	1,150	—	1	—	—	—	1
Amortization of stock compensation cost	—	—	—	27	—	—	27
Unrealized gain on marketable securities	—	—	—	—	—	—	29
Net loss	—	—	—	—	29	(1,648)	(1,648)

Balance December 31, 2001	7,128,723	$76	$36,878	$(52)	$29	$(24,640)	$12,286

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Six months Ended December 31, 2002	Six months Ended December 31, 2001
	(unaudited)	(unaudited)
Net loss	$(5,072)	$(1,648)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	1,034	1,020
Loss on disposal of assets	53	7
Common stock issued under stock award plans	1	1
Common stock surrendered and retired	(76)	—
Amortization of stock compensation	17	27
Write-off of debt issue costs	59	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	397	1,354
Inventories, net	59	828
Prepaid expenses and other current assets	348	133
Trade accounts payable	346	(745)
Accrued compensation	(320)	(564)
Other accrued expenses and liabilities	715	(167)

Total adjustments	2,633	1,894

Cash provided by (used in) operating activities	(2,439)	246

Cash flows from investing activities:
Purchases of property and equipment	(127)	(442)
Proceeds from sale of equipment	23	59
Net proceeds (investment) from cash surrender value of whole life insurance	266	(17)
Decrease (increase) in other assets	(48)	(18)

Cash provided by (used in) investing activities	114	(418)

Cash flows from financing activities:
Proceeds from notes payable	3,869	6,899
Payments of notes payable	(379)	(7,374)
Proceeds from long-term obligations	—	308
Payments of long-term obligations	(1,651)	(142)
Proceeds from common stock issued under stock purchase plan	71	48

Cash provided by (used in) financing activities	1,910	(261)

Decrease in cash and cash equivalents	(415)	(433)
Cash and cash equivalents at beginning of period	553	2,013

Cash and cash equivalents at end of period	$138	$1,580

Supplemental disclosure of cash flow information:
Cash paid for interest	$166	$85

Cash paid for income taxes	$—	$—

See accompanying notes to financial statements.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)

Six Months Ended December 31, 2002 and 2001

(1)    Basis of Presentation and Liquidity

The accompanying financial statements of the Company have been prepared without audit (except for the balance sheet information as of June 30, 2002, which is derived from the Company’s audited financial statements). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the period ended June 30, 2002. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. Interim results of operations for the three and six months ended December 31, 2002 are not necessarily indicative of operating results that can be expected for the full year.

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Significant assumptions inherent in the preparation of the accompanying financial statements include, but are not limited to, revenue recognition and allowances for doubtful accounts, the provision for excess and obsolete inventories, and commitments and contingencies. Actual results could differ from those estimates.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

Based upon the Company’s operating results for the three month period ended December 31, 2002, the Company is in default of the Net Operating Loss covenant of the Loan Facility with Sirenza Microdevices, Inc. (“Sirenza”). The net operating loss covenant is defined as net operating loss excluding costs such as restructuring, severance benefits, extraordinary non-cash charges and legal and accounting fees incurred in connection with the proposed transaction with Sirenza. The covenant requires that the Company’s cumulative net operating loss not exceed a specified amount in any rolling three-month period; the maximum permitted operating loss for the three month period ended December 31, 2002 was $1,585,000. During the three month period ended December 31, 2002, the Company’s net operating loss for such period as defined in the Loan Facility was $1,656,000. For the three month period ended February 28, 2003, the Company also defaulted on its three-month rolling Cash Used in Operations covenant. Under the terms of the Loan Facility with Sirenza, the default interest rate increased 5 percentage points from 25% to 30% effective January 1, 2003. Furthermore, Sirenza has the right to declare all amounts due on the loan immediately due and payable. At this time Sirenza has not taken any action to accelerate the loan, but has reserved the right to do so.

If Sirenza were to elect to declare the loan due and payable in full, the Company would most likely be required to file for bankruptcy protection and would be unable to consummate the asset sale to Sirenza contemplated by the Asset Purchase Agreement dated December 2, 2002. Filing for bankruptcy protection could have a material adverse effect on the Company’s relationships with its customers, suppliers and employees. In the event that the asset sale does not close, even if the Loan Facility remains available, the Company may not have sufficient borrowing capacity to meet its obligations through June 30, 2003.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

(2)    Inventories

Inventories consist of the following (in thousands of dollars):

	December 31, 2002	June 30, 2002
Finished goods	$1,070	$1,083
Work-in-process	520	394
Raw materials	2,339	3,536

	3,929	5,013
Less allowances for excess and obsolete inventories	(1,497)	(2,522)

Net inventories	$2,432	$2,491

(3)    Notes Payable and Long-term Obligations

Notes payable and long-term obligations consist of the following (in thousands of dollars):

	December 31, 2002	June 30, 2002
Notes payable under Wells Fargo Credit Facility:
Term Loan	$—	$1,498
Notes payable under Sirenza Loan Facility:
Tranche A	1,354	—
Tranche B	2,064	—
Promissory notes	72	139
Capital lease obligations	15	29

	3,505	1,666
Less current installments	3,505	1,611

Long-term obligations	$—	$55

On October 7, 2002, the Company entered into a loan agreement with Sirenza which provides for a $5.3 million senior secured loan facility (the “Loan Facility”). As a condition to the Loan Facility, the Company entered into an Exclusivity and Right of First Refusal Agreement (the “Exclusivity Agreement”) with Sirenza to evaluate a potential acquisition of all or substantially all of the Company’s assets.

The Loan Facility matures on September 25, 2003, is secured by substantially all of the Company’s assets and has an annual interest rate of 25% on outstanding amounts. Additionally, the Loan Facility is subject to covenants that among other things impose limitations on capital expenditures and investments, restrict certain payments and distributions and require the Company to maintain certain financial ratios based on a rolling three-month calculation.

Under the terms of the Loan Facility, Sirenza has provided for funding in two tranches. The first tranche (“Tranche A”) consists of an initial term loan of approximately $1.4 million which was used to repay amounts outstanding under the Credit Facility at Wells Fargo on October 7, 2002. The second tranche (“Tranche B”) consists of additional term loans of up to approximately $3.9 million which may be drawn down in accordance with an agreed schedule. The Company expects to use the proceeds from any advances under Tranche B to fund its working capital requirements.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

The Company’s ability to draw down amounts under Tranche B is conditioned upon, among other things, the absence of an event of default and its representations and warranties being true and correct at the time of such draw down request. Based upon the Company’s operating results for the three month period ended December 31, 2002, the Company is in default of the Net Operating Loss covenant of the Loan Facility with Sirenza. The net operating loss covenant is defined as net operating loss excluding costs such as restructuring, severance benefits, extraordinary non-cash charges and legal and accounting fees incurred in connection with the proposed transaction with Sirenza. The covenant requires that the Company’s cumulative net operating loss not exceed a specified amount in any rolling three-month period; the maximum permitted operating loss for the three month period ended December 31, 2002 was $1,585,000. During the three month period ended December 31, 2002, the Company’s net operating loss for such period as defined in the Loan Facility was $1,656,000. For the three month period ended February 28, 2003, the Company also defaulted on its three-month rolling Cash Used in Operations covenant. Under the terms of the Loan Facility, the default interest rate increased 5 percentage points from 25% to 30% effective January 1, 2003. Furthermore, Sirenza has the right to declare all amounts due on the loan immediately due and payable. At this time Sirenza has not taken any action to accelerate the loan, but has reserved the right to do so.

During January through March 2003, Sirenza advanced an additional $1.2 million under the Loan Facility. As of March 18, 2003, the Company had aggregate borrowings of $4.7 million under the Sirenza Loan Facility and $633,000 in borrowing availability. The loan facility does not provide for the cure of an existing breach of the net operating loss covenant for the rolling three month period ended December 31, 2002 or the Cash Used in Operations covenant for the rolling three month period ended in February 28, 2003. In the event the Company is unable to draw down future amounts under Tranche B, the Company may be required to seek additional capital through other sources; however, the Company’s ability is limited by the terms of the Exclusivity Agreement described below. There can be no assurance that the Company would be able to procure adequate funds in such an event. If such funds are not available, the Company may be forced to curtail or suspend its operations. In the event that the asset sale does not close, even if the Loan Facility remains available, the Company may not have sufficient borrowing capacity to meet its obligations through June 30, 2003.

If Sirenza were to elect to declare the loan due and payable in full, the Company would most likely be required to file for bankruptcy protection and would be unable to consummate the asset sale to Sirenza contemplated by the Asset Purchase Agreement dated December 2, 2002. Filing for bankruptcy protection could have a material adverse effect on the Company’s relationships with its customers, suppliers and employees.

In the event of a change of control or execution of a definitive acquisition agreement with any party other than Sirenza, amounts outstanding under the Loan Facility are due in full within five business days. Additionally, the Company must pay a prepayment fee in the amount of $1,000,000 (the “Prepayment Fee”). The Company may voluntarily prepay the Tranche A and Tranche B loans provided that in the event of a change of control or execution of a definitive acquisition agreement with any party other than Sirenza within 180 days of such prepayment, the Company must pay the Prepayment Fee.

Under the terms of the Loan Facility, at Sirenza’s option, the Tranche A loan is convertible into 19.9% of the Company’s Common Stock on a fully diluted basis at the following times:

•	five business days prior to the maturity date of the Tranche A loan,

•	the date Sirenza receives written notice of the Company’s intent to prepay the Tranche A loan,

•	the date of the commencement of a tender offer by a party other than Sirenza, or

•	the date the Company executes a definitive acquisition agreement with another party.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

The shares of common stock issuable upon conversion of the Tranche A Note are subject to certain registration rights as set forth in the Resale Registration Rights Agreement between the parties. The Company has amended its Rights Agreement with American Securities Transfer, Inc. to make the rights thereunder inapplicable to certain transactions with Sirenza that are approved by the Company’s Board of Directors, including the conversion of the Tranche A Note.

Pursuant to the terms of the Exclusivity Agreement, the Company has agreed, subject to certain exceptions, not to solicit acquisition proposals from other parties or otherwise negotiate with such parties with respect to an acquisition proposal. Such exclusivity period terminates upon the earlier of March 31, 2003 or the occurrence of certain other events. Under the Exclusivity Agreement, the Company has granted Sirenza a right of first refusal in the event that the Company receives any future offer to acquire it or substantially all of its assets. Such right of first refusal terminates upon the earlier of: the date that Sirenza advises the Company in writing that they are terminating all negotiations with the Company or that they are no longer interested in pursuing a transaction with the Company; such time as the Loan Facility has terminated and no loans remain outstanding thereunder; or such time as they default on their obligations to make loans to the Company pursuant to the Loan Facility.

(4)    Income Taxes

A valuation allowance was provided for the income tax benefit of the net operating losses incurred during the three and six months ended December 31, 2002 and 2001.

(5)    Stockholders’ Equity

On April 25, 2002, the Company filed a Tender Offer (the “Offer”) with the Securities and Exchange Commission which offered employees the right to exchange all outstanding options to purchase shares of Company common stock with an exercise price equal to $34.50 per share for replacement options to be granted no earlier than six months and one day from the expiration of the Offer at an exercise price equal to no less than the fair market value of the common stock on that date. Under the terms and subject to the conditions set forth in the Offer, 180,579 options were surrendered by eligible employees and cancelled on May 23, 2002. On November 25, 2002, the Company issued replacement options to purchase an aggregate of up to 160,079 shares of common stock at an exercise price of $0.25 per share in exchange for the options surrendered pursuant to the Offer.

As a result of the signing of the definitive Asset Purchase Agreement with Sirenza as described in Note 10 and in accordance with the Company’s Tandem Stock Option and Stock Appreciation Rights Plan (the “Plan”), all options outstanding under the Plan became immediately exercisable on December 2, 2002.

Pursuant to the Company Tandem Stock Option and Stock Appreciation Rights Plan, during the three months ended December 31, 2002, the Company had one employee exercise his right to purchase 500 shares of the Company’s common stock at an exercise price of $0.25 per share.

As further discussed in Note 11, the Company signed a mutual general release with David Sherman, which among other things, releases the Company from all claims related to his employment and separation agreements and any rights he may have had regarding advancement or indemnification of attorney’s fees and other costs of defense. In consideration of the mutual release with Mr. Sherman, Mr. Sherman has agreed to transfer 100,813 shares of the Company’s common stock to the Company and the Company agreed to repay Mr. Sherman’s promissory note to Carolyn Kiser in the principal amount of $55,030. Mr. Sherman and Carolyn Kiser are former officers of the Company. On the date of execution of the mutual general release, the fair market value of the

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

shares was approximately $76,000. On December 31, 2002, the Board of Directors authorized the retirement of the transferred shares.

(6)    Expenses Related to Workforce Reductions and the Proposed Transaction with Sirenza

As a result of the continuing weakness in the wireless industry and the impact it has had upon the Company’s revenues, the Company has had to reduce its workforce and incur severance expenses. Additionally, the Company has incurred certain transaction costs in connection with the proposed transaction with Sirenza as discussed in Note 10. Such costs are defined under the Loan Facility with Sirenza and include restructuring, severance benefits, legal and accounting fees and other related costs incurred. Expenses related to workforce reductions and the proposed transaction with Sirenza for the six months ended December 31, 2002 were as follows:

	Six Months Ended December 31,
	2002	2001
Legal fees	$413,000	$—
Severance expense	393,000	101,000
Other related costs	70,000	—

Total	$876,000	$101,000

The Company will continue to incur costs related to workforce reductions and the proposed transaction with Sirenza until the closing of the transaction with Sirenza which is expected to occur during the second quarter of calendar 2003. Such costs payable contingent upon closing would also include investment banker fees and stay bonuses payable to certain key officers. However, the closing of the transaction with Sirenza is subject to the satisfaction or waiver of the closing conditions contained in the asset purchase agreement, many of which are outside of the Company’s control. Such conditions include the court’s approval of the stipulation of settlement regarding the Company’s private securities class action lawsuit as described in Note 11. The settlement of the private securities class action lawsuit is subject to several conditions and uncertainties and the Company cannot predict the exact date upon which the court might approve the stipulation of settlement, if at all.

(7)    Expenses of Accounting Restatements, Shareholder Litigation and Related Matters

In early 2000, management of the Company commenced efforts to restate its previously issued financial statements after being notified by the Securities and Exchange Commission (the Commission) that the Commission was investigating its accounting and reporting practices. Certain costs incurred in conjunction with these efforts have been separately classified in the Company’s Statements of Operations as “Expenses relating to accounting restatements and related legal matters, net of recoveries.” Expenses included in this classification include the cost of external counsel for services provided in connection with shareholder lawsuits, the Commission’s investigation of the Company, legal fees and expenses of the Special Litigation Committee of the Board of Directors, the costs incurred to settle the private securities action and the Company action against former officers (net of recoveries), the cost of certain consultants and temporary labor hired to assist in the accounting restatements, and reimbursements to current and former employees of the Company for their legal fees and expenses.

The accounting restatements were completed in February 2001. Additionally, during October 2002 and December 2002, the Company, the individual defendants in the private securities class action, the Agricultural Excess and Surplus Insurance Company, and the individual defendants in the action against former officers attended global settlement conferences. All parties involved reached an agreement in principle for the global

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

settlement of all litigation as further described in Note 11. On January 22, 2003, the Company, the class action representatives and the individual defendants in the private securities class action executed and filed a Stipulation of Settlement (the “Stipulation”) with the United States District Court for the District of Colorado. On January 29, 2003, the United States District Court for the District of Colorado issued its order preliminarily approving the settlement of the private securities class action, certification of the class, and the provision of notice to members of the class (the “Preliminary Approval”) as described more fully in Note 11. While the Company believes that final approval of Stipulation and the dismissal of the actions are probable, there can be no assurance that the court will approve the Stipulation and dismiss the actions.

Expenses relating to accounting restatements and related legal matters, net of recoveries, for the six months ended December 31, 2002, were as follows:

	Six Months Ended December 31,
	2002	2001
Legal fees incurred in connection with the shareholder lawsuits, Special Litigation Committee and the global settlement	$147,000	$151,000
Adjustment of previously recorded estimates of $286,000 (representing legal fees incurred by former officers, the present value of post-employment health care obligations and a one time separation bonus payable to Mr. Kiser) to $245,000 reflecting the settlement agreements	(41,000)	—
Adjustment of previously recorded estimates of $117,000 (representing net employment obligations payable to Mr. Sherman) to $0 reflecting termination of an agreement due to misappropriation of funds	—	(117,000)
Mr. Sherman’s transfer of 100,813 shares of common stock to the Company. The shares were valued at the closing market price on the date in which Mr. Sherman and the Company executed a mutual general release	(76,000)	—

Total	$30,000	$34,000

(8)    Net Loss Per Share

The Company computes net loss per share by dividing the net loss for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of Common Stock and potential Common Stock equivalents outstanding during the period, if dilutive. Potential Common Stock equivalents include incremental shares of Common Stock issuable upon the exercise of stock options. The effects of potential common stock equivalents have not been included in the computation of diluted net loss per share as their effect is anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2002	2001	2002	2001
Net loss	$(2,971)	$(528)	$(5,292)	$(1,648)

Weighted average common shares outstanding	7,244	7,129	7,252	7,126

Basic and diluted net loss per share	$(0.41)	$(0.07)	$(0.73)	$(0.23)

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

(9)    Principal Executive Office Lease Amendment

On November 12, 2002, the Company negotiated the right to terminate the lease for its principal executive office located in Denver, Colorado on June 30, 2003 (the “Termination Date”) for a payment of $594,000 and forfeiture of an existing security deposit of $81,000. The original termination date of the lease is August 31, 2013. In consideration of the option to terminate the lease early, the Company paid an additional security deposit of $50,000 to cover any damages associated with vacating the premises. In the event that the Company closes a sale of all or substantially all of its assets to Sirenza prior to the Termination Date, the Company would exercise its right to terminate the lease and pay the early termination fee within two business days of closing. The total costs to terminate the lease including leasehold improvements that would be written off should this event occur are $879,000.

(10)    Definitive Asset Purchase Agreement with Sirenza Microdevices, Inc.

On December 2, 2002, the Company entered into a definitive asset purchase agreement (the “Asset Purchase Agreement”) to sell substantially all of its assets to Sirenza. Under the terms of the Asset Purchase Agreement, Sirenza will forgive $1.4 million in secured loans. Additionally, Sirenza will pay the Company approximately $13.6 million in cash and common stock consideration to be decreased by the amount of any indebtedness in excess of $1.4 million owed to Sirenza as of the closing date of the asset sale pursuant to the existing Sirenza Loan Facility as described in Note 3. The consideration to be received will be further increased or decreased by the amount of the net asset adjustment as described below. Forty-five percent of the net amount of consideration described above will be paid to the Company in cash and the remaining fifty-five percent will be paid in shares of Sirenza common stock, which will be valued for such purpose at $1.44 per share (the 15-day trailing average closing price of Sirenza’s common stock as quoted on the Nasdaq National Market as of the execution date of the Asset Purchase Agreement).

Pursuant to the Asset Purchase Agreement, the Company and Sirenza designated as either “included” or “excluded” each of the assets and liabilities of the Company as listed on its balance sheet at September 30, 2002, which is referred to as the reference balance sheet. By subtracting the total included liabilities on the reference balance sheet from the total included assets on the reference balance sheet, Sirenza and the Company agreed upon a beginning net asset balance of $8,447,000. Prior to the closing of the asset purchase, the Company will prepare a new balance sheet, which is referred to as the preliminary closing balance sheet, as of the month end immediately preceding the closing, on a basis consistent with that of the reference balance sheet. To the extent that the net asset balance listed on the preliminary closing balance sheet exceeds $8,447,000, the proceeds of the asset sale to the Company will be increased on a dollar-for-dollar basis. To the extent that the net asset balance listed on the preliminary closing balance sheet is less than $8,447,000, the proceeds of the asset sale to the Company will be decreased on a dollar-for-dollar basis. Within fifteen business days following the closing, the Company shall prepare another balance sheet as of the closing date, which shall be prepared on a basis consistent with that of the reference balance sheet, and which is referred to as the closing balance sheet. To the extent that the net asset balance listed on the closing balance sheet exceeds the net asset balance listed on the preliminary closing balance sheet by at least $25,000, the proceeds of the asset sale to the Company will be increased on a dollar-for-dollar basis. To the extent that the net asset balance listed on the closing balance sheet is less than the net asset balance listed on the preliminary closing balance sheet by at least $25,000, the proceeds of the asset sale to the Company will be decreased on a dollar-for-dollar basis.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

(11)    Litigation, Commitments and Contingencies

Securities and Exchange Commission Investigation

In December 1999, the Company learned that the SEC was conducting an investigation to determine whether there were violations of the federal securities laws by the Company or any of its officers, directors or employees. The SEC’s investigation was focused primarily on the Company’s financial reporting and accounting practices and procedures during the fiscal years 1996 through 1999.

In September 2001, the Company agreed to a settlement with the SEC under which the Company, without admitting or denying that it violated any laws, consented to the entry of an injunction prohibiting future violations by the Company of certain periodic reporting, record keeping, internal controls, proxy solicitation and antifraud provisions of the Exchange Act. On November 9, 2001, the Company’s settlement with the SEC was approved by the United States District Court for the District of Colorado pursuant to its judgment order Final Judgment as to Vari-L, Civil Action No. 01-WM-1903, Securities and Exchange Commission v. Vari-L, David G. Sherman, Jon L. Clark and Sarah E. Hume, United States District Court, District of Colorado.

Private Securities Class Action

A number of private shareholder class actions alleging violations of federal securities laws were filed against the Company and certain of its former officers in the United States District Court for the District of Colorado beginning in June 2000. Those actions have since been consolidated and an amended consolidated complaint has been filed by the class representatives.

On November 21, 2001, the Company filed a motion to dismiss all claims against the Company in the consolidated private securities class action, Rasner v. Vari-L Company, Inc., Civil Action No. 00-S-1181. The Company’s motion argued that the amended consolidated complaint alleges wrongdoing by former corporate employees in furtherance of their personal interests, as opposed to corporate interest, which does not state a claim for securities fraud against the Company. The class action representatives filed their response to the Company’s motion to dismiss and the Company filed a reply to that response but the court had not yet ruled on that motion.

On October 3, 2002, the Company and the class action representatives reached an agreement in principle for the settlement of the litigation and executed a memorandum of understanding (the “MOU”), subject to court approval. The MOU outlines the general terms of the proposed settlement and is intended to be used as a basis for drafting a stipulation of settlement (the “Stipulation”). The MOU contemplates that the Company will pay $250,000 in cash and issue 2.0 million shares of the Company’s common stock. The number of shares issuable pursuant to the MOU is subject to certain anti-dilution adjustments in the event the Company sells its common stock or securities convertible into its common stock below certain threshold prices. At June 30, 2002, the Company recorded a liability of $1.45 million representing the estimated cost to settle this litigation. Such liability reflects the cash portion of the settlement plus the estimated value of the common stock to be issued in the settlement based on the closing price of the Company’s common stock on the date in which all substantive aspects with respect to the MOU were agreed upon.

Under the MOU, the Company is also required to transfer its claims against Joseph H. Kiser, David G. Sherman, Jon C. Clark and Derek L. Bailey to the plaintiffs. However, the Company will retain the claims from the Company action against former officers described below. The Company will also assign to the plaintiffs any right it might have to proceeds or other damages from the Directors and Officers insurance policies with Reliance Insurance Company and Agricultural Excess and Surplus Insurance Company. As described below under global

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

settlement of private securities class action and Company action against former officers, Messrs. Sherman and Clark have executed settlement agreements and/or mutual releases with the Company, the terms of which preclude them from asserting claims against the Company for advancement or indemnification of their attorneys fees and other costs of defense. Messrs. Kiser and Bailey have also executed similar agreements. However, if the court does not approve the Stipulation and dismiss the actions with prejudice (or, in the case of Mr. Kiser, if he does not receive the consideration provided for in his settlement agreement), Messrs. Bailey and Kiser may assert claims against the Company for advancement or indemnification of their attorneys fees and other costs of defense, which claims may be material.

On January 22, 2003, the Company, the class action representatives and the individual defendants executed and filed the Stipulation with the United States District Court for the District of Colorado. The terms under the Stipulation are consistent with the terms under the MOU as described above. On January 29, 2003, the United States District Court for the District of Colorado issued its order preliminarily approving the settlement of the private securities class action, certification of the class, and the provision of notice to members of the class (the “Preliminary Approval”). The Preliminary Approval provides for a settlement hearing scheduled on March 28, 2003 to determine whether the proposed settlement of the litigation on the terms and conditions provided forth in the Stipulation is fair, just and reasonable to the class. The Preliminary Approval provides for the mailing of notice of the proposed settlement to members of the class by February 4, 2003 and a publication of a summary notice of the proposed settlement in the Investor’s Business Daily on February 11, 2003.

The final settlement of the private securities class action is subject to several conditions and uncertainties, many of which are outside of the Company’s control. Such conditions include the issuance of an order by the court of a final judgment and order of dismissal of the actions with prejudice following the fairness hearing and the absence of or dismissal of any appeal to such final judgment. The Company anticipates that the 2.0 million shares to be issued under the Stipulation will be issued approximately two months after the issuance of a final judgment and order of dismissal of the actions with prejudice. The Company believes it is unlikely such shares will be issued prior to the closing of the asset sale as described above. While the Company believes that the approval of the Stipulation and dismissal of the actions with prejudice are probable, there can be no assurance that the court will approve the Stipulation and dismiss the actions with prejudice.

Shareholder Derivative Suit

On August 21, 2002, the District Court, City and County of Denver dismissed the shareholder derivative action filed, purportedly on behalf of the Company against Joseph Kiser, David Sherman, Jon Clark Derek Bailey, Sarah Booher, David Lisowski, Anthony Petrelli, Jae Shim and the Company. The derivative plaintiff appealed the Court’s ruling to the Colorado Court of Appeals. On November 12, 2002, the parties filed a stipulated voluntary dismissal of the appeal. On November 14, 2002, the Colorado Court of Appeals granted the stipulated dismissal and issued its mandate ordering that the appeal be dismissed.

Insurance Claims

Reliance Insurance Company is the issuer of the $5 million primary directors and officers’ liability insurance policy in effect for the period of time covered by the securities class action and the derivative action. In January 2002, the Reliance liquidator notified claimants concerning the procedures by which insureds and other claimants may file claims against the Reliance estate. The Company intends to file a claim against the Reliance estate; however, all rights under the claim have been assigned to the private securities class action plaintiffs pursuant to the Stipulation.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

Declaratory Judgment Action by Excess Insurer

On June 5, 2001, Agricultural Excess and Surplus Insurance Company (“AESIC”), which had issued to the Company a $2.5 million excess directors and officers liability insurance policy for the period of time covered by the shareholder and class action litigation referenced above, filed suit in United States District Court for the District of Colorado asking the court to find that it is not obligated to provide coverage, or in the alternative, seeking permission to rescind its policy. In connection with the execution of the Stipulation, the Company executed a settlement agreement with AESIC in which the Company and AESIC executed mutual releases. The parties to this action have executed a stipulation of dismissal, which will dismiss the action with prejudice. The Company anticipates that such stipulation of dismissal will be filed once the Stipulation has become a final order of the court hearing the private securities class action.

Company Action against Former Officers

On December 5, 2001, the Company formed a Special Litigation Committee (the “SLC”) of the Board of Directors. The SLC is comprised of two outside directors who joined the Company’s Board subsequent to the time of certain alleged wrongdoings as discussed below.

On December 20, 2001, the SLC retained independent counsel to advise the SLC in its investigation of the allegations of wrongdoing during prior periods by former employees, as well as current and former members of the Company’s Board of Directors. Additionally, the SLC suspended the advancement of certain legal fees and expenses being paid on behalf of former officers of the Company.

On March 19, 2002, the Company filed a lawsuit in the District Court, City and County of Denver, against Mr. David Sherman, Mr. Joseph Kiser, individuals, and J.C. Enterprises, a Colorado general partnership. Mr. Sherman is the former President of the Company and Mr. Kiser is the former Chairman of the Company’s Board of Directors and Chief Scientific Officer. Additionally, Mr. Kiser is the General Partner of J.C. Enterprises. The Company subsequently amended the complaint to add Ms. Joan Sherman and the Kathryn Sherman Trust as defendants. In its lawsuit, the Company sought to rescind certain employment and consulting agreements between the Company and Messrs. Kiser and Sherman, and to rescind certain stock and stock option grants made to them, on the basis that such agreements were entered into, and such stock option grants were made, based upon mistaken or misrepresented information regarding the Company’s true financial performance. The Company also sought to recover the compensation and bonuses paid to them as a result of such mistaken or misrepresented information. In addition, the Company sought to recover excessive rent it paid pursuant to a lease agreement between the Company and J.C. Enterprises in reliance on misrepresented information provided by Messrs. Kiser and Sherman. The Company added Ms. Sherman and the Kathryn Sherman Trust to this action because they may have received assets from Mr. Sherman that the Company may have been entitled to recover.

On May 30, 2002, David Sherman filed a counter-claim against the Company alleging that the Company breached its obligation to him by suspending payment of consulting fees under the termination and consulting agreement between him and the Company.

On July 8, 2002, Joseph Kiser filed counter-claims against the Company, Charles R. Bland, Richard P. Dutkiewicz, Gil J. Van Lunsen and David M. Risley alleging a variety of claims. Mr. Bland is the Company’s President and Chief Executive Officer. Mr. Dutkiewicz is the Company’s Vice President of Finance and Chief Financial Officer. Messrs. Risley and Van Lunsen are on the Company’s Board of Directors and are members of the SLC.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

Mr. Kiser’s employment contract required him to perform any directive of the Company’s Board of Directors. Subsequent to March 19, 2002, Mr. Kiser had not performed any services for the Company. Since March 19, 2002, the Company suspended all payments required by Mr. Kiser’s employment contract. The Company recorded approximately $203,000 of estimated liabilities representing the present value of post- employment health care obligations and a one time separation bonus to be paid to Mr. Kiser upon termination of contract payments.

Had Mr. Kiser prevailed in requiring the Company to comply with the terms of the employment contract, the Company could have been obligated to total future payments of approximately $1,400,000 payable over ten years. If the Company had been successful in its claims against Mr. Kiser, it could have been awarded as much as $5,600,000 plus attorneys’ fees. Additionally, the Company would have reversed all previously recorded liabilities associated with this matter. Had Mr. Kiser prevailed on his breach of contract action related to the indemnification agreements he had with the Company, the Company could have been liable for attorney fees and costs incurred in the various actions as well as for future covered attorney’s fees, the present amount of which is unknown.

Under Mr. Sherman’s termination and consulting agreement, the Company agreed to engage Mr. Sherman as a consultant for the period August 1, 2000 through July 31, 2001. As a consultant he was to receive compensation of $195,000 as consulting fees along with certain other benefits. Due to his failure to submit certain documentation for travel expenses in which amounts were advanced, the Company’s audit committee suspended payment of the consulting fees in October 2000 and terminated his agreement due to misappropriation of funds. During the quarter ended December 31, 2002, the Company recognized a $145,000 benefit from an insurance recovery for Mr. Sherman’s undocumented travel advances. Had Mr. Sherman prevailed on his breach of contract action, the Company could have been liable for amounts under his termination and consulting agreement, attorney fees and costs incurred in the various actions as well as for future covered attorney’s fees, the present amount of which is unknown.

Global Settlement of Private Securities Class Action and Company Action against Former Officers

In connection with the private securities class action, the declaratory judgment action by excess insurer and the Company action against former officers, the Company, the individual defendants in the private securities class action, AESIC, and the individual defendants in the Company action against former officers attended global settlement conferences on October 11, 2002 and December 10, 2002. All parties involved reached an agreement in principle for the global settlement of all litigation.

As part of the global settlement that resulted in the Stipulation, the Company has executed settlement agreements and/or mutual releases with all parties to the Company action against the former officers. Under the terms of the settlement agreement with Mr. Kiser and J.C. Enterprises, the Company has agreed to pay $245,000 in total consideration; $230,000 to Mr. Kiser as well as $15,000 to his former attorneys to cover certain legal expenses. In return, Mr. Kiser agreed to a mutual general release including, but not limited to, releasing the Company, Messrs. Bland, Dutkiewicz, Risley and Van Lunsen from all claims related to his employment agreement and the advancement or indemnification of attorneys’ fees and other costs of defense, subject to the settlement of the private securities class action. Under the terms of this settlement agreement, the Company agreed to pay the current required rental amount under the existing lease with J.C. Enterprises, but the Company has the option to terminate the lease, after sufficient notice, in the event J.C. Enterprises contracts to sell the property during the remaining lease term.

VARI-L COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (unaudited)—(Continued)

Six Months Ended December 31, 2002 and 2001

Additionally, the Company has signed a mutual general release with Mr. Sherman, which, among other things, releases the Company from all claims related to his employment and separation agreements and any rights he may have had regarding advancement or indemnification of attorneys’ fees and other costs of defense. In consideration of the mutual release with Mr. Sherman, Mr. Sherman has agreed to transfer 100,813 shares of the Company’s common stock to the Company and the Company agreed to repay Mr. Sherman’s promissory note to Carolyn Kiser in the principal amount of $55,030. The Company also executed mutual release relating to litigation with Joan Sherman and the Kaythern Sherman Trusts, which were signed on December 17, 2002.

The parties to the Company action against former officers have executed a stipulation of dismissal, which will dismiss the action with prejudice. The Company anticipates that the stipulation of dismissal will be filed by the Company’s counsel once the Stipulation has received final approval from the court hearing the private securities class action and the Company pays Mr. Kiser $230,000 as described above.

Additionally, the Company has signed mutual general releases with Messrs. Bailey and Clark, which, among other things, release the Company from all claims related to their employment and separation agreements and any rights they may have had regarding advancement or indemnification of attorney’s fees and other costs of defense. Mr. Bailey’s mutual release is conditioned upon the settlement of the private securities class action.

Patent Litigation

On August 8, 2002, Anaren Microwave, Inc. (“Anaren”) filed suit against the Company for infringement of U.S. Patent No. 4,821,007. On November 19, 2002, the Company was served with the complaint. Anaren has requested damages in an unspecified amount and attorneys’ fees, costs and expenses. The Company and its counsel are investigating Anaren’s allegations. The complaint does not specify which of Vari-L’s products is alleged to infringe the intellectual property of Anaren, nor the exact nature of the alleged infringement. However, Vari-L believes that Anaren’s claim is directed at Vari-L’s coupler product line. The coupler product line is a recent product line which has only accounted for approximately $8,600 of gross sales as of the date of this proxy statement/prospectus. Vari-L and Anaren have entered into discussions regarding the possibility of Vari-L’s purchase of a license to the Anaren technology that Vari-L is alleged to have infringed. There can be no assurance that such an agreement will be executed. The Company believes that the outcome of this matter will not have a material adverse effect on its financial condition, results of operations or liquidity.

Other

The Company is a party to other legal proceedings and claims in the ordinary course of its business. The Company believes that the outcome of these other matters will not have a material adverse effect on its financial condition, results of operations or liquidity.